Exhibit 6

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment”), is made as of March 31, 2025 (the “Effective Date”), by and between Boaz Energy II, LLC, a Delaware limited liability company (“Assignor”), and Ustx LLC, a Delaware limited liability company (“Ustx” or “Assignee”).

BACKGROUND

A.	Assignor and Boaz Energy II Royalty, LLC, a Delaware limited liability company (“Boaz Royalty” and, together with Assignor, “Seller”), and T2S Permian Acquisition II LLC, a Delaware limited liability company (“Buyer”), entered into that certain Purchase and Sale Agreement, dated January 10, 2025 (as may be amended, modified, supplemented, or restated from time to time, the “Purchase Agreement”).

B.	Reference is herein made to Section 7.11 of the Purchase Agreement.

C.	Buyer, as assignor, and Ustx, a wholly-owned subsidiary of Buyer, as assignee, and solely for the purposes of consenting to the Assignment of Purchase Agreement, Seller, entered into that certain Partial Assignment of Purchase and Sale Agreement (the “Assignment of Purchase Agreement”), dated March 31, 2025 and effective prior to the Purchase Agreement Closing (as defined in the Purchase Agreement).

D.	Assignor and PermRock Royalty Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), entered into that certain Registration Rights Agreement, dated May 4, 2018 (as may be amended, modified, supplemented, or restated from time to time, the “Registration Rights Agreement”). A true and correct copy of the Registration Rights Agreement and all amendments thereto are attached hereto as Exhibit A.

E.	Assignor desires to assign, and Assignee desires to assume the rights, duties and liabilities of Assignor under the Registration Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Recitals. The above recitals are true and correct and are incorporated herein by reference.

2.	Assignment. In accordance with Section 9(d) of the Registration Rights Agreement, as of the Effective Date, Assignor assigns to Assignee all of its rights, duties, liabilities and obligations in, to and under the Registration Rights Agreement.

3.	Assumption. In accordance with Section 9(d) of the Registration Rights Agreement, Assignee hereby assumes all rights, duties, liabilities and obligations in, to and under the Registration Rights Agreement of Assignor, and Assignee agrees to assume and to be bound by all of the terms and conditions of the Registration Rights Agreement.

4.	Transferee. Pursuant to Section 9(d) of the Registration Rights Agreement, Assignee agrees to be designated as a transferee of Assignor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Assignment, in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument, effective as of the day and year first written above.

ASSIGNOR:

BOAZ ENERGY II, LLC

By:	/s/ Marshall Eves
Name: Marshall Eves
Title: President and CEO

Signature Page to Assignment and Assumption Agreement

ASSIGNEE:

USTX LLC

By: T2S PERMIAN ACQUISITION II LLC, as Manager

By:	/s/ Thomas Pritchard
Name: Thomas Pritchard
Title: Chief Executive Officer

Signature Page to Assignment and Assumption Agreement

EXHIBIT A

Registration Rights Agreement

(attached hereto)